                                                  Rule 424(b)(3)
                                                  File No. 33-62479


Pricing Supplement No. 3                        Dated: January 18, 1996
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)




U.S.$2,500,000,000
HELLER FINANCIAL, INC.
MEDIUM-TERM NOTES, SERIES G

(REGISTERED NOTES - FLOATING RATE)
DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE

Principal Amount:   $21,750,000           Issue Price: 95.75%

Original Issue Date: January 22, 1996     Stated Maturity Date: January 22, 1997

Form: [_] Book-Entry  [X] Certificated

Depositary: N/A

Specified Currency:  U.S. Dollars
  (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [_] Yes [_] No
  (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
  (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate: [_] Commercial Paper Rate [X] LIBOR [_] Treasury Rate
              [_] Federal Funds Rate [_] Prime Rate [_] Other:

Interest Reset Period: Monthly

Interest Payment Period: Monthly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement) The 22nd day of each month, beginning February 22, 1996, up to but excluding the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus
Supplement)   The 22nd day of each month, beginning February 22, 1996, up to and including the Stated Maturity Date.

                                                  Rule 424(b)(3)
                                                  File No. 33-62479


Pricing Supplement No.:  3                        Dated: January 18, 1996
(To Prospectus dated October 6, 1995 and
Prospectus Supplement dated October 17, 1995)


Interest Determination Date(s): 2 London Banking Days prior to each Interest Reset Date.

Initial Interest Rate:  To be determined.

Index Maturity: 1 Month

Day Count Convention:  A/360

Maximum Interest Rate: N/A                   Minimum Interest Rate:  N/A

Spread (+/-): + .10%                         Spread Multiplier: N/A

Optional Redemption: [X] Yes [_] No
  Initial Redemption Date: Any Business Day following the Original Issue Date The Redemption Price shall initially be 100% of the principal amount of the Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date by 0% of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Optional Repayment: [_] Yes [X] No
  Optional Repayment Dates:
  Optional Repayment Prices:

Repayment Provisions:
  (If other than as specified in the Prospectus Supplement)

Discount Note: [X] Yes [_] No
  Total Amount of OID: $925,000
  Yield to Maturity:
  Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission:  N/A
Other Payment Provisions:
  Principal amount shall be reduced from time to time at the Company's option by 87% of the "Net Account Value" of "Assigned Claims" assigned by Company to Holder pursuant to the "Agreement" by and between Company and Holder dated January 22, 1996, all as provided therein.

Other Provisions:  a)  NON-TRANSFERABLE NOTE
                   b) AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 3, UNDER MTN-SERIES G PROGRAM: $ 175,000,000
                   c)  CUSIP #:  42333HFL1

Agent:  N/A